Exhibit 10.23

October 4, 2021

Brandy Richardson

[***]

Re: Offer of Employment

Dear Brandy,

On behalf of Tailored Shared Services, LLC (“we,” “us,” or “the Company”), I am pleased to offer you the position of Executive Vice President & Chief Financial Officer. We are excited to have you join us, and this letter will outline the basic terms and conditions of the position offered.

Your start date will be November 1, 2021 (or a date mutually agreed upon), at the base pay rate of $650,000 per year. Your direct manager will be Bob Hull, Co-Chief Executive Officer.

We will pay you a one-time signing bonus in a total amount of $400,000 effective December 31, 2021. Please note this amount will be subject to applicable taxes and withholdings. You understand and agree that the Company’s agreement to pay the $400,000 is contingent upon your continued employment for a period of two (2) years following your start date with the Company. Should your employment with the Company terminate voluntarily or for cause within two (2) years after your start date, you must repay the Company a pro rata portion of the bonus.

You are eligible to participate in the Company’s Annual Incentive Plan (AIP) with an annual incentive target of 75% of your base salary. The AIR if earned, is generally paid in April of the following fiscal year, and will be prorated based on your time in role for fiscal 2021. You must be employed by the Company as of the date the bonus is paid to earn any portion of the bonus. The bonus amount will be subject to taxes and withholdings.

Additionally, you are eligible to participate in the Company’s Management Equity Incentive Program (MEIP). Your award will be determined by our Board of Directors and will be granted as defined by our approved plan. This award is tied to the long-term performance and future valuation of our business. I will schedule time to share the specific details with you so you understand how the plan works, and then we will provide you a summary of the target opportunity.

6100 Stevenson Blvd., Bldg. A. Fremont, CA 94538

Although we look forward to your long and successful career here, if you are terminated without cause from your employment with the Company, you will be eligible to receive 52 weeks of severance (paid at the base salary rate at the time of termination), provided that you execute a Separation Agreement and full release of claims. If you resign from the Company or are terminated for cause, you will not be eligible for any severance pay.

We’re happy to offer tailored benefits to help you setup the right level of care for yourself, your family, and your future. You’ll have access to several health, financial and wellness choices which are outlined in the Employee Benefits Guidebook. Generally, you will be eligible to enroll in benefits effective the first of the month on or following two months of employment. Please see the benefits section of your intranet for more details.

You are eligible for COBRA Reimbursement which reimburses you the difference between the employee portion of your elected medical, dental and/or vision coverage and the COBRA premiums you paid from your hire date until your benefits effective date. You will receive an email within 30 days of your hire date explaining the Cobra Reimbursement process. If you do not receive an email, please contact the Benefits Department at [***].

As a member of the Leadership Team, you qualify for the Vacation Honor Policy which does not limit you to a specific number of vacation days. Rather, you may use your discretion to take vacation days as needed to balance your personal and professional life, nurture creativity and prevent burnout. In other words, you have the opportunity to take as much vacation time away from work with pay as you and your manager deem consistent with job duties, department needs, and Company commitments. You must simply notify your manager before taking vacation so that the Company may ensure coverage to meet the business needs of the department and the Company. See the Vacation Honor Policy for the Leadership Team for details.

On your first day of employment, you will be required to complete new hire employment forms. Please prepare the appropriate documentation for completion of the new hire forms, including proof of identify and eligibility to work in the United States for I-9 purposes, as described in the List of Acceptable Documents.

This offer is not intended to create an employment contract for any specified period of time. Your employment at the Company is on an at-will basis, which means that either you or the Company can terminate your employment at any time and for any reason, with or without cause or notice. In addition, we want you to know that any disputes or claims arising under or in connection with your employment with us will be resolved by binding arbitration. As a condition of employment, you will be required to sign an arbitration agreement to that effect.

6100 Stevenson Blvd., Bldg. A. Fremont, CA 94538

This offer is contingent upon and subject to the successful completion of a background screening which may include positive employment references, an investigative consumer report, social security number verification, criminal records and other information available in public records in accordance with applicable law. You will be required to complete an authorization allowing us to conduct this background screening.

If you have any questions, please feel free to contact me or Shane Smith. We look forward to working with you and having you join our team! If you accept our offer of employment, please return a signed copy of this offer letter to Shane Smith at [***].

Sincerely,

/s/ Bob Hull
Bob Hull
Co-Chief Executive Officer

I understand the contents of this letter and accept this position. By signing below, I also acknowledge and agree that I am not bound by any agreement that would restrict my ability to work for Tailored Shared Services, Inc.

Signed by Brandy Richardson: /s/ Brandy Richardson

Dated: October 4, 2021

6100 Stevenson Blvd., Bldg. A. Fremont, CA 94538

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